PROSPECTUS SUPPLEMENT Dated February 9, 2026 (To Prospectus Dated January 26, 2026)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-292487

VIRTUIX HOLDINGS INC.

34,213,618 Shares of Class A Common Stock

This prospectus supplement (the “Sticker Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, our Prospectus filed with the SEC dated January 26, 2026 (the “Prospectus”), related to the registration of the resale of up to 34,213,618 shares of our Class A common stock, par value $0.001 per share, by our stockholders identified in the Prospectus (the “Registered Stockholders”) in connection with our direct listing on the Global Market tier of the Nasdaq Stock Market LLC (the “Nasdaq Global Market”).

This Sticker Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus.

Our shares of Class A common stock are listed on the Nasdaq Global Market under the symbol “VTIX.”

The information contained in this Sticker Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Sticker Supplement. We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus, and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus and in documents incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Sticker Supplement, or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in or incorporated by reference into this Sticker Supplement and the Prospectus. This Sticker Supplement and the Prospectus and documents incorporated therein by reference contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus and in documents incorporated by reference into the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Sticker Supplement and the Prospectus.

WARRANT AMENDMENTS

This Sticker Supplement is being filed to disclose amendments to certain warrants to purchase shares of our Class A common stock held by Streeterville Capital, LLC (the “Investor”).

On February 9, 2026, we entered into Amendment No. 1 to each of the following warrants to purchase shares of Class A common stock (collectively, the “Warrant Amendments”) with the Investor:

●	Amendment No. 1 to the Warrant to Purchase Shares of Class A Common Stock, dated as of August 25, 2025, which was issued pursuant to the Securities Purchase Agreement dated August 25, 2025, in connection with the issuance of a secured convertible promissory note in the principal amount of $2,220,000;

●	Amendment No. 1 to the Warrant to Purchase Shares of Class A Common Stock, issued pursuant to the Securities Purchase Agreement dated August 25, 2025, in connection with the Equity Purchase Agreement under which the Investor committed to purchase up to $50,000,000 of Class A common stock over a 24-month period;

●	Amendment No. 1 to the Warrant to Purchase Shares of Class A Common Stock, dated as of October 30, 2025, which was issued in connection with the issuance of a secured convertible promissory note in the principal amount of $560,000; and

●	Amendment No. 1 to the Warrant to Purchase Shares of Class A Common Stock, dated as of December 19, 2025, which was issued in connection with the issuance of a secured convertible promissory note in the principal amount of $560,000.

The Warrant Amendments modify the exercise price of each of the above warrants to provide for a reduced exercise price of $6.00 per share for any exercise occurring during the period commencing on February 9, 2026, and ending on March 11, 2026 (the “Reduced Exercise Price Period”).

Following the expiration of the Reduced Exercise Price Period, the exercise price will revert to the Nasdaq Valuation Price as set forth in the original warrants. All other terms and conditions of the warrants remain unchanged and in full force and effect.

The date of this Sticker Supplement to Prospectus is February 9, 2026.